NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (August 5, 2009) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended June 30, 2009, of $4,242,000 or $0.54 per share. This compares to net income of $4,731,000 or $0.60 per share for the quarter ended March 31, 2009, and compares to net income of $3,610,000 or $0.46 per share for the quarter ended June 30, 2008.
     Net income for the nine months ended June 30, 2009, was $12,621,000 or $1.60 per share, compared to net income of $8,285,000 or $1.05 per share for the nine months ended June 30, 2008.
     Net income for the quarter and nine months ended June 30, 2009, was diminished by an increase in the provision for loan losses from the same periods in the prior year. In addition, non-interest income and non-interest expense for the quarter and nine months ended June 30, 2009, increased from the comparative prior periods, primarily due to the origination and subsequent sale of record volumes of residential loans within the Company's mortgage banking segment.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Nine months ended
                                        -------------------------------------  -----------------------
                                          6/30/09       3/31/09      6/30/08     6/30/09      6/30/08
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   12,188       11,006        9,858       33,776       28,999
Provision for loan losses                   4,000        1,000        1,600        5,250        3,000
Non-interest income                        12,742        9,230        6,772       27,171       14,450
Non-interest expense                       14,032       11,544        9,908       35,175       27,691
Income tax expense                          2,656        2,961        1,512        7,901        4,473
                                           -------      -------      -------      -------     -------
   Net income                          $    4,242        4,731        3,610       12,621        8,285
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,615,130    1,549,748    1,571,172    1,615,130   1,571,172
Total loans and mortgage-backed
  and related securities                 1,425,905    1,408,702    1,450,957    1,425,905   1,450,957
Customer and brokered deposit
  accounts                                 940,175      866,950      831,534      940,175     831,534
Stockholders' equity                       161,937      157,689      152,771      161,937     152,771


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     20.58        20.04        19.42        20.58       19.42
Earnings per share                            0.54         0.60         0.46         1.60        1.05
Cash dividends paid per share                0.225        0.225        0.225        0.675       0.675


Return on assets (annualized net income
  divided by total average assets)           1.07%        1.23%        0.93%        1.07%       0.72%

Return on equity (annualized net income
  divided by average stockholders' equity)  10.62%       12.13%        9.50%       10.71%       7.31%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614   7,867,614   7,867,614

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